U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Lewis                                 Donald              C
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   (Last)                            (First)              (Middle)

72 Center Street
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                                    (Street)

Brewer                                Maine                04412
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol



___Nyer Medical Group, Inc.____  NYER___________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


      06/02
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                               9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                2.                                                                                         Deriv-    of
                Conver-                        5.                               7.                         ative     Deriv-   11.
                sion                           Number of                        Title and Amount           Secur-    ative    Nature
                or                             Derivative     6.                of Underlying     8.       ities     Secur-   of
                Exer-                          Securities     Date              Securities        Price    Bene-     ity:     In-
                cise       3.                  Acquired (A)   Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                Price      Trans-     4.       or Disposed    Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.              of         action     Trans-   of (D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of        Deriv-     Date       action   (Instr. 3,     ----------------            or      Secur-   of        direct   Owner-
Derivative      ative     (Month/     Code     4 and 5)       Date      Expira-           Number  ity      Year      (I)      ship
Security        Secur-     Day/       (Instr.  ------------   Exer-     tion              of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)      ity        Year)      8)        (A)   (D)     cisable   Date     Title    Shares  5)       4)        4)       4)
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

 Stock Option    $3.01      11/26/01   A                       06/30/02  11/26/11 Common    2,000           29,000    D
                                                                                  Stock
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 Stock Option     3.01      11/26/01   A                       12/31/01  11/26/11 Common    2,000                     D
                                                                                  Stock
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 Stock Option     4.75      10/23/00   A                       06/30/01  11/26/10 Common    2,000                     D
                                                                                  Stock
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 Stock Option     4.75      10/23/00   A                       12/31/00  11/26/10 Common    2,000                     D
                                                                                  Stock
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
Explanation of Responses:



/s/ Donald C. Lewis                                          08/14/02
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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